                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          WIND RIVER SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (6) Amount Previously Paid:

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
                                     [LOGO]
                              1010 ATLANTIC AVENUE
                               ALAMEDA, CA 94501

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 25, 1998

                            ------------------------

TO THE STOCKHOLDERS OF WIND RIVER SYSTEMS, INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of Wind River Systems, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 25, 1998, at 10:00 a.m. local time at 980 Atlantic Avenue, Alameda, California, for the following purposes:

    1. To elect five directors to hold office for the ensuing year and until their successors are elected and have qualified.


    2. To approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 75,000,000 to 125,000,000 shares.


    3. To approve the Company's 1998 Equity Incentive Plan and the issuance of 1,000,000 shares of the Company's Common Stock thereunder.

    4. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending January 31, 1999.

    5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on May 4, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          RICHARD W. KRABER
                                          SECRETARY

Alameda, California
May 22, 1998

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                     [LOGO]
                              1010 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 25, 1998, at 10:00 A.M. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Wind River Systems, Inc.'s training center at 980 Atlantic Avenue, Alameda, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 22, 1998, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be $3,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on May 4, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 4, 1998, the Company had outstanding and entitled to vote 26,074,460 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but, except with respect to Proposal 2, are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 1010 Atlantic Avenue, Alameda, California 94501, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


    Proposals of stockholders that are intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Company not later than January 22, 1999 in order to be included in the proxy statement and proxy relating to that annual meeting.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are five nominees for the five Board positions currently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee currently is a director of the Company and previously was elected by the stockholders.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

    Set forth below is biographical information for each person nominated.

    JERRY L. FIDDLER, 46, has served as Chairman of the Board since he co-founded the Company in February 1983. From February 1983 to March 1994, he also served as Chief Executive Officer of the Company. Prior to founding the Company, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

    RONALD A. ABELMANN, 60, joined the Company in March 1994 as Chief Executive Officer, President and a director. From 1987 to 1993, he served as the founding Chief Executive Officer of Vantage Analysis Systems, a developer of VHDL-based simulation software for design automation. Prior to then, he served as group Vice President and General Manager for the Instrument Division of Varian Associates. Mr. Abelmann holds a B.S. and an M.S. in applied physics from the University of California at Los Angeles and an M.B.A. from Stanford University.

    DAVID N. WILNER, 44, has served as Chief Technical Officer and a Director since he co-founded the Company in February 1983. Prior to founding the Company, he was a senior staff scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Wilner holds a B.S. in computer science from the University of California at Berkeley.

    WILLIAM B. ELMORE, 45, became a director of the Company in August 1990. He currently is a general partner of Foundation Capital, a venture capital investment firm. From 1987 to 1995, he was a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs, venture capital investment firms. Mr. Elmore holds a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University.

    DAVID B. PRATT, 58, became a director of the Company in April 1995. He has been a Venture Partner with Foundation Capital since January 1998. From 1988 to December 1997, he was an officer, most recently Executive Vice President and Chief Operating Officer, of Adobe Systems Incorporated, a developer of software for printing and publishing. From 1987 to 1988, he was Executive Vice President and Chief Operating Officer of Logitech Corporation. From 1986 to 1987, he was Senior Vice President and Chief Operating Officer of Quantum Corporation. Mr. Pratt holds a B.S.E.E. degree from the Massachusetts Institute of Technology and an M.B.A. from the University of Chicago.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended January 31, 1998, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee. It has no nominating committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Elmore and Pratt. It met once during fiscal 1998.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Elmore and Pratt. It acted five times during fiscal 1998.

    During the fiscal year ended January 31, 1998, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


    In April 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the Company's authorized number of shares of Common Stock from 75,000,000 to 125,000,000 shares.


    The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation, as amended with the Secretary of State of Delaware.


    At May 4, 1998, in addition to the 26,074,460 shares of Common Stock outstanding, 5,608,721 shares were reserved for issuance under the Company's stock plans (excluding the 1998 Equity Incentive Plan, which is the subject of Proposal 3), 2,886,598 shares were reserved for issuance upon conversion of 5% Convertible Subordinated Notes due 2002 and 225,000 shares were reserved for issuance upon exercise of outstanding warrants.



    The Board of Directors desires to have such shares available to provide additional flexibility in using its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital; providing equity incentives to employees, officers, directors or consultants; establishing strategic relationships with other companies; expanding the Company's business or product lines through the acquisition of other businesses or products; or paying stock dividends. The Board of Directors has not taken any definitive action with respect to such shares.



    The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the Board, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.


    The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation, as amended. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                                   PROPOSAL 3
              APPROVAL OF THE COMPANY'S 1998 EQUITY INCENTIVE PLAN

    In April 1998, the Board of Directors adopted, subject to stockholder approval, the Wind River Systems, Inc. 1998 Equity Incentive Plan (the "Equity Plan") and authorized and reserved 1,000,000 shares of the Company's Common Stock for issuance under the Equity Plan. The Equity Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, rights to purchase restricted stock and stock bonuses. The Board adopted the Equity Plan as a means to retain the services of persons who are now employees and directors of and consultants to the Company and its affiliates, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts on behalf of the Company. As of April 30, 1998, no awards had been granted under the Equity Plan.

    Stockholders are requested in this Proposal 3 to approve the Equity Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Equity Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Equity Plan are outlined below.

GENERAL

    The Equity Plan provides for the grant of "Stock Awards," which may be incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), stock appreciation rights ("SARs"), rights to purchase restricted stock or stock bonuses. ISOs granted under the Equity Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). NSOs granted under the Equity Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various Stock Awards included in the Equity Plan.

PURPOSE

    The Equity Plan was adopted to provide a means by which employees (including officers) and directors of and consultants to the Company and its affiliates may be given an opportunity to purchase stock of the Company, to secure and retain the services of persons holding or capable of filling such positions and to provide incentives for such persons to exert maximum efforts on behalf of the Company.

ADMINISTRATION

    The Equity Plan is administered by the Board. The Board has the power to construe and interpret the Equity Plan and, subject to the provisions of the Equity Plan, to determine the persons to whom and the dates on which Stock Awards will be granted, what type of Stock Award will be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. The Board is authorized to delegate administration of the Equity Plan to a committee or committees composed of one or more members of the Board and has delegated such administration to the Compensation Committee. The Compensation Committee has the powers to administer the Equity Plan which were originally possessed by the Board, subject to such limitations as the Board provides. As used herein with respect to the Equity Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors.

    In order to maximize the Company's ability to recognize a business expense deduction under Section 162(m) of the Code in connection with compensation recognized by "covered employees" (defined in Section 162(m) as the chief executive officer and other four most highly compensated officers), the regulations under Section 162(m) require that the directors who serve as members of the committee responsible for administering the Equity Plan with respect to these covered employees must be "outside directors." The Board currently intends to limit the directors who may serve as members of the Compensation Committee to those who are "outside directors" as defined in Section 162(m) of the Code. This limitation excludes from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m).

    The Board or committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and/or who are either (i) not then employees covered by
Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish such committee at any time and revest in the Board the administration of the Equity Plan.

ELIGIBILITY

    ISOs and SARs appurtenant thereto may be granted under the Equity Plan to employees (including officers) of the Company and any affiliates. Employees (including officers), directors and consultants are eligible to receive awards other than ISOs and SARs appurtenant thereto under the Equity Plan. As of May 4, 1998, all of the Company's approximately 485 employees, directors and consultants were eligible to participate in the Equity Plan.

    No ISO may be granted under the Equity Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10 percent of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110 percent of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and its affiliates and determined for each share as of the date the option was granted ) in excess of $100,000, any such excess options will be treated as NSOs.

    The Company has included in the Equity Plan a per-employee limitation of 750,000 shares of Common Stock subject to stock options and SARs that may be granted during a calendar year. The purpose of including this limitation is to ensure that the Company generally will be able to deduct for tax purposes the compensation attributable to the exercise of options and SARs granted under the Equity Plan.

STOCK SUBJECT TO THE PLAN

    If any Stock Award granted under the Equity Plan expires or otherwise terminates in whole or in part without having been exercised in full (or vested in the case of restricted stock), the Common Stock not purchased under such Stock Award will revert to and again become available for issuance under the Incentive Plan. Shares of stock subject to exercised stock appreciation rights shall not again become available for issuance under the Equity Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Equity Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of ISOs under the Equity Plan may not be less than 100 percent of the fair market value of the Common Stock subject to the option on the date of the option grant, (110 percent for optionees deemed to own more than 10 percent of the outstanding voting power of the Company), and the exercise price of NSOs under the Equity Plan may not be less than 85 percent of the fair market value of Common Stock subject to the option on the date of the option grant. With respect to any options granted with exercise prices below fair market value to covered employees, deductions for compensation attributable to the exercise of such options could be limited by
Section 162(m). See "Federal Income Tax Information." As of May 4, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $35.56 per share.

    The exercise price of options granted under the Equity Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement; or (iii) in any other form of legal consideration acceptable to the Board.

    EXERCISE/VESTING. Options granted under the Equity Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Such typically is time-based or performance-based. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Equity Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned and unencumbered stock of the Company or by a combination of these means.

    TERM. The maximum term of stock options under the Equity Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Equity Plan generally terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while serving, or within in a three-month period of having served, the Company or any affiliate of the Company, in which case the option may, but need not, be exercisable (to the extent that the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the other relationship.

    RESTRICTIONS ON TRANSFER. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided however that the Board of Directors may grant a NSO that is transferable, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    PURCHASE PRICE; PAYMENT. The purchase price under each stock purchase agreement will be determined by the Board, but in no event shall the purchase price be less than 85 percent of the stock's fair market value on the date such award is made. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

    REPURCHASE. Shares of the Common Stock sold or awarded under the Equity Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the bonus or restricted stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person. The Board has the power to accelerate such vesting.

    RESTRICTIONS ON TRANSFER. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

STOCK APPRECIATION RIGHTS

    The Equity Plan authorizes three types of SARs.

    TANDEM STOCK APPRECIATION RIGHTS. Tandem SARs are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash.

    CONCURRENT STOCK APPRECIATION RIGHTS. Concurrent SARs are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash.

    INDEPENDENT STOCK APPRECIATION RIGHTS. Independent SARs are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the fair market value on the date of exercise of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less the fair market value of such number of shares of stock on the date of grant. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of the Common Stock or a combination thereof.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Equity Plan or subject to any award granted under the Equity Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Plan and awards outstanding thereunder will be appropriately adjusted as to the type of security and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during any calendar year, and the type of security, number of shares and price per share of stock subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Equity Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, at the sole discretion of the Board and to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the Equity Plan or substitute similar Stock Awards for those outstanding under the Equity Plan, such outstanding Stock Awards will continue in full force and effect or such Stock Awards will be accelerated. In the event that any surviving corporation declines to assume or continue awards outstanding under the Equity Plan, or to substitute similar awards, then the time during which such Stock Awards may be exercised will be accelerated and the Stock Awards terminated if not exercised at or prior to such event. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

    The Equity Plan also provides for the acceleration of vesting for Stock Awards which otherwise would vest within the thirty (30) month period following the occurrence of certain hostile changes of control. A "hostile" change of control would involve either (i) the acquisition by any person or related group of a majority of the company's voting securities which has not been approved by the Board of Directors or (ii) a change of a majority of the members of the Board of Directors in a 24-month period where the new directors were not approved by a majority of the members of the Board of Directors at the beginning of such period or were seated as the result of a proxy contest or other contest over election of members of the Board of Directors.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Equity Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Equity Plan will terminate on December 16, 2006.

    The Board may also amend the Equity Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company, to the extent stockholder approval is necessary in order for the Plan to satisfy Section 422 of the Code, if applicable, Rule 16b-3 or Nasdaq or other securities exchange listing requirements. The Board may submit any other amendment to the Equity Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may cause an optionee to become subject to alternative minimum tax liability or increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a mid-term or long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes currently is 20 percent (28 percent for mid-term capital gain), while the maximum ordinary income rate currently is effectively 39.6 percent. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Equity Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Restricted stock purchase awards and stock bonuses granted under the Equity Plan generally have the following federal income tax consequences:

    Upon acquisition of stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse, unless the recipient elects to be taxed at the time of receipt of the stock. With respect to employees, the Company generally is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to persons who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    STOCK APPRECIATION RIGHTS. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the Equity Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and SARs will qualify as performance-based compensation, provided that the award is granted by a compensation committee comprised solely of "outside directors" and either: (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant; or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

    Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors"; and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the maximum amount) payable upon attainment of the performance goal).

OTHER STOCK PLANS OF THE COMPANY


    1987 AMENDED AND RESTATED EQUITY INCENTIVE PLAN. The Company's Amended and Restated 1987 Equity Incentive Plan (the "1987 Plan") provides for grants of ISOs, NSOs, stock bonuses, rights to purchase restricted stock and SARs. An aggregate of 9,450,000 shares of Common Stock have been reserved for issuance under the 1987 Plan. As of May 18, 1998, options to purchase 4,526,250 shares of Common Stock were outstanding under the 1987 Plan, and 475,409 shares remained available for grant. ISOs and SARs appurtenant thereto may be granted to employees (including officers) of the Company and any affiliates. Employees (including officers), directors and consultants are eligible to receive awards other than ISOs and SARs appurtenant thereto. The exercise price of ISOs granted under the 1987 Plan may not be less than 100 percent of the fair market value of the Company's Common Stock on the date of grant (110 percent for optionees deemed to own more than 10 percent of the outstanding voting power of the Company), and the exercise price of NSOs may not be less than 85 percent of the fair market value of the

Common Stock on the date of grant. The purchase price under a restricted stock purchase agreement may not be less than 85 percent of the stock's fair market value on the date of grant. Stock bonuses may be awarded in consideration of services rendered. All stock options have a maximum term of 10 years. Options granted under the 1987 Plan typically vest over a four-year period. Certain options have been granted that vest after seven years, subject to acceleration in installments based upon the achievement of certain performance criteria. The 1987 Plan and awards thereunder may be amended by the Board at any time or from time to time. Certain amendments require stockholder approval, if necessary for the Plan to satisfy Section 422 of the Code, Rule 16b-3 or Nasdaq or other securities exchange listing requirements. The 1987 Plan also contains the adjustment and change of control provisions described above with respect to the Equity Plan. The 1987 Plan will terminate on September 29, 2002.


    1998 NON-OFFICER STOCK OPTION PLAN. The Company's 1998 Non-Officer Stock Option Plan (the "Non-Officer Plan"), adopted in April 1998, provides for grants of NSOs to employees and consultants who are not officers or directors of the Company. An aggregate of 300,000 shares of Common Stock have been reserved for issuance under the Non-Officer Plan. As of May 18, 1998, options to purchase 200,950 shares were outstanding and 99,050 shares remained available for grant. The exercise price of NSOs granted under the Non-Officer Plan may not be less than 85 percent of the fair market value of the Common Stock on the date of grant. All NSOs granted under the Non-Officer Plan have a maximum term of 10 years. Options generally will vest over four years, although options may be granted that vest upon achievement of performance criteria. The Non-Officer Plan and options thereunder may be amended by the Board at any time or from time to time. The Non-Officer Plan also contains the adjustment and change of control provisions described above with respect to the Equity Plan. The Non-Officer Plan will terminate on April 22, 2008.


    1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. See "Directors' and Executive Officers' Compensation--Compensation of Directors."

                                   PROPOSAL 4
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending January 31, 1999 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since the fiscal year ended January 31, 1990. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and footnotes set forth certain information regarding the ownership of the Company's Common Stock as of May 4, 1998, by: (i) each director and nominee for director as of May 4, 1998; (ii) each of the executive officers named in the Summary Compensation below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                                  BENEFICIAL OWNERSHIP(1)
                                                            ------------------------------------
BENEFICIAL OWNERS                                           NUMBER OF SHARES   PERCENT OF TOTAL
----------------------------------------------------------  -----------------  -----------------
Janus Capital Corporation ................................       2,988,084             11.46%
  100 Fillmore Street, Suite 300
  Denver, CO 80206-4923
Jerry L. Fiddler(2) ......................................       2,909,887             11.15%
  1010 Atlantic Avenue
  Alameda, CA 94501
David N. Wilner(3) .......................................       1,698,764              6.51%
  1010 Atlantic Avenue
  Alameda, CA 94501
Pilgrim Baxter and Associates ............................       1,621,070              6.22%
  825 Duportail Road
  Wayne, PA 19087
Ronald A. Abelmann(4).....................................         424,817              1.60%
William B. Elmore(5)......................................          65,370             *
David G. Fraser(6)........................................          23,829             *
Richard W. Kraber(7)......................................          50,155             *
David R. Larrimore(8).....................................          61,826             *
David Pratt(9)............................................          13,125             *
Robert L. Wheaton(10).....................................           6,999             *
All executive officers and directors as a group (10
  persons)(11)............................................       5,454,722             20.29%

------------------------

*   Less than one per cent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,074,460 shares outstanding on May 4, 1998, adjusted as required by rules promulgated by the SEC.

 (2) Includes 2,220,287 shares held by The Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 370,000 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; and 286,136 shares held by Jazem III Family Partners LP, of which Mr. Fiddler also is a partner. Also includes 33,464 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (3) Includes 258,750 shares held in trust for Mr. Wilner's minor child. Also includes 33,464 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (4) Includes 396,627 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (5) Includes 24,375 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (6) Includes 23,829 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (7) Includes 50,155 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (8) Includes 61,826 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (9) Includes 13,125 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (10) Includes 6,999 shares subject to stock options exercisable within 60 days of May 4, 1998.

 (11) Includes 805,215 shares subject to stock options held by officers and directors exercisable within 60 days of May 4, 1998. See footnotes
      (2)-(10).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: 2 reports, covering an aggregate of 5 transactions, were filed late by Mr. Abelmann; 1 report, covering 1 transaction, was filed late by Mr. Elmore; 1 report, covering 1 transaction, was filed late by Mr. Fiddler; 1 report, covering 1 transaction, was filed late by Mr. Fraser; 1 report, covering 1 transaction, was filed late by Mr. Pratt; 1 initial report on Form 3 was filed late by Mr. Schacker; and 2 reports, covering an aggregate of 2 transactions, were filed late by Mr. Wilner.

                DIRECTORS' AND EXECUTIVE OFFICERS' COMPENSATION

COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company (a "Non-Employee Director") receives a per meeting fee of $1,200. In accordance with Company policy, Directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Directors who are also executive officers of the Company are not separately compensated for their service as directors.


    All Non-Employee Directors participate in the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of options to purchase Common Stock of the Company to Non-Employee Directors. Stock options granted under the Director's Plan have an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years from the date of grant. Under the Directors' Plan, each person who was a Non-Employee Director on April 27, 1995 was granted, and each person after such date who is elected for the first time as a Non-Employee Director will automatically be granted, an option to purchase 15,000 shares of Common Stock upon the date of his or her election to the Board, whichever is applicable, which vests in four equal annual increments. Additionally, on April 1 of each year, commencing with April 1, 1996, each person who is then a Non-Employee Director automatically is granted an option to purchase 3,000 shares of Common Stock vesting in full one year from the grant date, provided the optionee has attended at least 75% of the meetings of the Board and any committees on which he serves held during such period. As of May 18, 1998, options to purchase 66,000 shares were outstanding under the Directors' Plan and 147,750 shares remained available for grant.


    During the last fiscal year, options were granted covering an aggregate of 3,000 shares to each of Messrs. Elmore and Pratt at an exercise price of $23.125 per share. Also during such fiscal year, Mr. Pratt exercised options to purchase 6,000 shares of Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table shows for the fiscal year ended January 31, 1998, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other five most highly compensated executive officers who earned over $100,000 (the "Named Executive Officers"):

                                                                                                               LONG-TERM
                                                                                                               COMPENSATION
                                                                                                                 AWARDS
                                                                                                               ----------
                                                                                                                 SHARES
                                                                                    ANNUAL COMPENSATION        UNDERLYING
                                                                                 --------------------------     OPTIONS
NAME AND PRINCIPAL POSITION                                      FISCAL YEAR     SALARY($)     BONUS($)(1)       (#)(2)
--------------------------------------------------------------  -------------    ----------    ------------    ----------
Ronald A. Abelmann ...........................................         1998         271,250        127,875 (3)   325,000
    President and                                                      1997         228,333(3)     161,000 (3)    60,000
    Chief Executive Officer                                            1996         201,667(3)     100,000       135,000
David G. Fraser ..............................................         1998         153,417         73,147       100,000
    Vice President of Engineering                                      1997         135,500         89,550        75,936
                                                                       1996         123,750         58,256        54,000
Richard W. Kraber(4) .........................................         1998         153,750         72,992       100,000
    Vice President and                                                 1997         139,583         97,900        42,750
    Chief Financial Officer                                            1996          56,769         28,574       182,250
Robert L. Wheaton ............................................         1998         154,083         99,423       100,000
    Senior Vice President of Sales                                     1997         143,605        117,202        30,000
                                                                       1996         135,000         83,115        54,000
David N. Wilner ..............................................         1998         147,708         70,592       100,000
    Chief Technical Officer                                            1997         145,000        101,500        --
                                                                       1996         140,833         64,398        47,250
David R. Larrimore(5) ........................................         1998         166,667         54,043        30,000
    Vice President of Marketing                                        1997         141,417         98,850        42,750
                                                                       1996          96,144         47,331       182,250

------------------------

(1) Includes bonuses and sales commissions earned in respective fiscal year and paid the following fiscal year pursuant to the Company's fiscal management incentive arrangements.

(2) Options have exercise prices ranging from 85% to 100% of the fair market value of the Common Stock at the time of the grant. All options granted in fiscal year 1998 have exercise prices equal to 100% of the fair market value of the Common Stock at the time of the grant.

(3) Payment of portions of Mr. Abelmann's salary for fiscal years 1996 and 1997, and all of his bonus for fiscal years 1997 and 1998, has been deferred.

(4) Mr. Kraber joined the Company in August 1995.

(5) Mr. Larrimore resigned as an officer of the Company on December 31, 1997 and currently serves as a consultant. Compensation for fiscal year 1998 includes consulting payments made to Mr. Larrimore following his resignation.

                       STOCK OPTION GRANTS AND EXERCISES

    The following tables show for the fiscal year ended January 31, 1998, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 % OF TOTAL                              POTENTIAL REALIZABLE VALUE
                                   NUMBER OF       OPTIONS                               AT ASSUMED ANNUAL RATES OF
                                    SHARES       GRANTED TO                               STOCK PRICE APPRECIATION
                                  UNDERLYING    EMPLOYEES IN   PER SHARE                    FOR OPTION TERM (5)
                                    OPTIONS        FISCAL       EXERCISE    EXPIRATION   --------------------------
NAME                             GRANTED(#)(1)     YEAR(3)      PRICE(4)       DATE         5%($)         10%($)
-------------------------------  -------------  -------------  ----------  ------------  ------------  ------------
Ronald A. Abelmann.............       75,000           3.77%   $  38.0625    07/23/2007     1,795,298     4,549,637
                                     175,000(2)        8.79%   $  41.0000    09/07/2007     4,512,319    11,435,102
                                      75,000           3.77%   $  38.3750    09/25/2007     1,810,037     4,586,990

David G. Fraser................       30,000           1.51%   $  38.0625    07/23/2007       718,119     1,819,855
                                      70,000(2)        3.52%   $  41.0000    09/07/2007     1,804,928     4,574,041

Richard W. Kraber..............       30,000           1.51%   $  38.0625    07/23/2007       718,119     1,819,855
                                      70,000(2)        3.52%   $  41.0000    09/07/2007     1,804,928     4,574,041

Robert L. Wheaton..............       30,000           1.51%   $  38.0625    07/23/2007       718,119     1,819,855
                                      70,000(2)        3.52%   $  41.0000    09/07/2007     1,804,928     4,574,041

David N. Wilner................       30,000           1.51%   $  38.0625    07/23/2007       718,119     1,819,855
                                      70,000(2)        3.52%   $  41.0000    09/07/2007     1,804,928     4,574,041

David R. Larrimore.............       30,000           1.51%   $  38.0625    07/23/2007       718,119     1,819,855

------------------------

(1) Except as set forth in Note (2), options generally become exercisable at a rate of 1/4 of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each month thereafter.

(2) Options vest seven years from the date of grant, subject to acceleration in installments based upon the achievement of certain performance criteria.

(3) Based on options to purchase an aggregate of 991,000 shares of Common Stock granted in the fiscal year.

(4) For all options granted in fiscal year 1998, the exercise price is equal to the fair market value of the Company's Common Stock at the time of the grant.

(5) The potential realizable value is based on the term of the option at its time of grant. In accordance with rules promulgated by the SEC, it is calculated by assuming that the stock price at the time of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance that the values shown in this table will be achieved.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                AND VALUE OF OPTIONS AT END OF FISCAL YEAR 1998

                                                                          NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING
                                                                         UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                                      OPTIONS AT END OF  THE-MONEY OPTIONS AT END
                                        NUMBER OF                      FISCAL 1998(#)      OF FISCAL 1998($)(2)
                                     SHARES ACQUIRED      VALUE         EXERCISABLE/           EXERCISABLE/
NAME                                 ON EXERCISE(#)   REALIZED($)(1)    UNEXERCISABLE         UNEXERCISABLE
-----------------------------------  ---------------  --------------  -----------------  ------------------------
Ronald A. Abelmann.................       105,000      $  3,747,041     392,230/448,395  $   12,633,952/3,542,812
David G. Fraser....................        24,000      $    778,605      29,319/130,432  $       817,877/$775,292
Richard W. Kraber..................        20,000      $    550,176      56,722/200,278  $   1,499,769/$2,686,490
Robert L. Wheaton..................        53,484      $    965,529      34,229/140,833  $     946,481/$1,017,539
David N. Wilner....................        --               --           28,543/118,707  $       819,812/$519,095
David R. Larrimore.................        50,000      $  1,691,827      68,393/121,607  $   1,909,607/$2,520,121

------------------------

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) Fair market value of the Company's Common Stock on January 31, 1998 ($36.625) minus the exercise price of the options.

                              EMPLOYMENT AGREEMENT

    In March 1994, the Company and Mr. Abelmann entered into an employment agreement providing for the employment of Mr. Abelmann as President and Chief Executive Officer. The agreement provided for Mr. Abelmann's base salary and bonuses of up to 50% of base salary determined upon the achievement of worldwide goals related to revenue and net income. In fiscal year 1998, the Compensation Committee approved a 47% bonus for Mr. Abelmann.

    Under the agreement, Mr. Abelmann was granted an option to purchase 815,625 shares of the Company's Common Stock under the 1987 Plan with an exercise price equal to the then fair market value of the Common Stock. In addition, 112,500 shares of the Company's Common Stock were purchased with cash and a full recourse promissory note (the "Note"), also under the 1987 Plan. The Note in the amount of $182,812.50 accrued interest at 5.36% per annum and was secured by a pledge of shares of Common Stock of the Company. On September 24, 1996, Mr. Abelmann paid all of the outstanding principal and interest due under the Note.

    The agreement also provides that, in the event Mr. Abelmann's employment is terminated without cause, he will receive, as severance, continued payment of his then base salary for six months following such termination.

                                 SEVERANCE PLAN

    In November 1995, the Compensation Committee of the Board of Directors adopted a Change in Control Incentive and Severance Benefit Plan (the "Severance Plan") to provide an incentive to officers of the Company with the title of Vice President or above in the event of certain "change of control" transactions, and severance benefits in the event of certain terminations of employment within twelve (12) months of the change of control.

    Upon the occurrence of a change of control, all executive officers, except the Chief Executive Officer, will receive acceleration of vesting for all shares subject to stock options which would otherwise have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years' worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and the Company under the golden parachute provisions of sections 280G and 49999 of the Internal Revenue Code ("Code"), in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

    If an executive officer other than the Chief Executive Officer is terminated without "Cause" or voluntarily terminates with "Good Reason" (in each case as defined in the Severance Plan) within twelve (12) months of a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that would otherwise vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares which would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then the Company shall pay that executive's excise tax liability and all other taxes associated with the Company's payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.


                              CERTAIN TRANSACTIONS



    The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Board of Directors has delegated to the Compensation Committee of the Board of Directors (the "Committee") the authority to establish and maintain the compensation programs for all employees, including executives. For the Chief Executive Officer and other executive officers, the Committee evaluates performance and determines compensation policies and levels. The Compensation Committee is presently comprised of two non-employee directors. Neither of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member.

    The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within the Company.

    An executive officer's base salary is supplemented by two additional compensation components: awards under the Management Incentive Plan ("MIP"), designed to reward participants for individual and

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in any filing.

Company-wide performance; and stock options, designed to provide long-term incentives to all employees of the Company. Each of these components is discussed in turn below:

BASE SALARY

    The method used by the Compensation Committee to determine executive compensation is designed to provide for a base salary that, while competitive with comparable companies, is nevertheless calculated to result in a base salary that is at the lower end of the competitive range for those companies. In establishing base salaries for executive officers, the Company considers the individual executive's level of responsibility, compensation surveys and market data of general industry companies of similar size. These companies include some, but not all, of the companies on the Nasdaq Computer and Data Processing Stocks Index and are selected to represent the types of companies with which the Company competes in the market for executive talent. Salaries for executives are reviewed on an annual basis and may be changed at that time on the basis of a subjective analysis of the individual performance of the executive, the Company's financial performance and changes in salary levels at comparable companies.

MANAGEMENT INCENTIVE PLAN

    The MIP has been established to provide cash bonuses to reward executives for their contributions to the achievement of Company-wide performance goals. The MIP provides for the yearly establishment of a compensation pool based on achieving worldwide goals related to revenue and net income in the Company's operating plan, as well as other objectives in the operating plan specific to such officers' individual areas of management responsibility, some of which may be determined subjectively.

STOCK OPTION PLANS

    The 1987 Plan, Equity Plan and Non-Officer Plan were established to provide all employees of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options generally are made annually to all eligible employees, with additional grants being made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Stock options generally have a four-year vesting schedule and generally expire ten years from the date of grant. Certain stock options vest in accordance with corporate performance criteria established from time to time by the Committee. The exercise price of stock options is typically 100% of fair market value of the underlying stock on the date of grant.

    The Compensation Committee considers, periodically, the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of individual performance, the Company's financial performance, and the executive's existing options.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the 1987 Plan and the Equity Plan with exercise prices at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER COMPENSATION

    The base salary established for Mr. Abelmann for fiscal 1998 was determined based upon reference to external competitive pay practices, the above described compensation approach to executive officers and a subjective assessment by this Committee of Mr. Abelmann's performance. In addition, as a result of both the Company's and his individual performance during fiscal 1998, Mr. Abelmann was awarded a cash bonus of $127,875 and granted options to purchase 325,000 shares of Common Stock.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William B. Elmore
David Pratt

                     PERFORMANCE MEASUREMENT COMPARISON(1)


    The following graph shows a comparison of cumulative returns for the Company's Common Stock, the Nasdaq Stock Market (United States Companies) and the Nasdaq Computer and Data Processing Stocks Index on April 15, 1993, when the Company's Common Stock commenced public trading, and at the end of fiscal years 1994 through 1998. The graph assumes an investment of $100 in each of the Company's Common Stock, the Nasdaq Stock Market (United States Companies) and Nasdaq Computer and Data Processing Stocks Index and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL STOCKHOLDER RETURN
FISCAL YEAR ENDED
                                        WIND RIVER SYSTEMS, INC.          NASDAQ US INDEX COMPOSITE
15-Apr-93                                                $100.00                            $100.00
Jan-94                                                    $60.49                            $119.67
Jan-95                                                    $87.65                            $114.17
Jan-96                                                   $280.25                            $161.40
Jan-97                                                   $753.72                            $211.51
Jan-98                                                   $813.90                            $250.34

    TOTAL STOCKHOLDER RETURN
FISCAL YEAR ENDED
                                              NASDAQ COMPUATER & DATA PROCESSING
15-Apr-93                                                                $100.00
Jan-94                                                                   $113.23
Jan-95                                                                   $127.33
Jan-96                                                                   $197.06
Jan-97                                                                   $267.51
Jan-98                                                                   $324.22

------------------------


(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          RICHARD W. KRABER
                                          SECRETARY

May 22, 1998

                             WIND RIVER SYSTEMS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 25, 1998

     The undersigned hereby appoints Ronald A. Abelmann and Richard W. Kraber, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River Systems, Inc. to be held at 980 Atlantic Avenue, Alameda, California on June 25, 1998 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


            (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

MANAGEMENT RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of
            Stockholders and until their successors are elected.

/ /  FOR all nominees listed below         / /  WITHHOLD AUTHORITY
     (except as marked to the contrary          to vote for all nominees
     below).                                    listed below.

NOMINEES: Jerry L. Fiddler, Ronald A. Abelmann, David N. Wilner, William B.
          Elmore, David B. Pratt

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW

--------------------------------------------------------------------------------


MANAGEMENT RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

PROPOSAL 2: To approve an amendment to the Company's Restated Certificate of
            Incorporation, as amended, to increase the authorized number of shares of Common Stock from 75,000,000 to 125,000,000 shares.

     / /  FOR              / /  AGAINST         / / ABSTAIN


PROPOSAL 3: To approve the Company's 1998 Equity Incentive Plan and the issuance of 1,000,0000 shares of Common Stock thereunder.

     / /  FOR               / /  AGAINST         / / ABSTAIN

PROPOSAL 4: To ratify selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending January 31, 1999.

     / /  FOR              / /  AGAINST         / / ABSTAIN

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Dated _________________         ________________________________________________

                                ________________________________________________
                                                 Signature(s)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.